Exhibit 10.3

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”) is made and entered into as of the 14th day of March, 2018, by and between Charles Protell (the “Executive”), and Golden Entertainment, Inc., a Minnesota corporation, including its subsidiaries and Affiliates (collectively, the “Company”).

RECITALS

WHEREAS, the Executive and the Company previously entered into that certain Employment Agreement made and entered into as of the 15th day of November, 2016, as amended by the First Amendment to Employment Agreement made and entered into as of the 10th day of March, 2017 (together, the “Agreement”), pursuant to which Executive currently is employed at will by the Company; and

WHEREAS, the Company and the Executive wish to enter into this Amendment to modify certain terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants and the respective undertakings of the Company and the Executive set forth below, the Company and the Executive agree as follows:

AGREEMENT

1.Amendments.

(a)Section 2 of the Agreement is hereby amended by deleting the amount “Five Hundred Thousand Dollars ($500,000)” from such Section and by replacing the same with the amount “Six Hundred Thousand Dollars ($600,000)”.

(b)Section 3 of the Agreement is hereby amended by deleting the second sentence of such Section and by replacing the same with the following sentence:  “The Executive’s target bonus under the Company’s annual incentive compensation plan shall be one hundred percent (100%) of the Employee’s Base Salary or such amount as may from time-to-time be determined by the Compensation Committee of the Company's Board of Directors in its sole discretion.”

(b)Section 9(c)(ii) of the Agreement is hereby deleted in its entirety and such Section is hereby replaced with the following new Section 9(c)(ii):

“(ii) Severance Payment.  The Executive shall be entitled to receive severance benefits equal to (A) the sum of (1) his annual Base Salary (at the rate in effect immediately preceding his termination of employment) plus (2) an amount equal to the Executive’s target bonus for the year in which the Executive’s termination occurs, multiplied by (B) two (2), payable in a lump sum on the sixtieth (60th) day after the date of Executive’s termination of employment.”

US-DOCS\99769171.1

2.Status of Agreement.  Except to the limited extent expressly amended hereby, the Agreement and its terms and conditions remain in full force and effect and unchanged by this Amendment.  Capitalized terms used herein but not defined herein shall have the meanings ascribed such terms in the Agreement.

3.Counterparts and Facsimile Signatures.  This Amendment may be executed in one or more counterparts hereof, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures are permitted and shall be binding for purposes of this Amendment.

US-DOCS\99769171.1

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the due authorization of its Board, the Company has caused this Amendment to be executed in its name and on its behalf, all as of the day and year first written above.

GOLDEN ENTERTAINMENT, INC.:		EXECUTIVE:

By:	/s/ BLAKE L. SARTINI	By:	/s/ CHARLES PROTELL
Name:	Blake L. Sartini		Charles Protell
Its:	President and Chief Executive Officer

3

US-DOCS\99769171.1